Exhibit 2.1

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 10, 2022, is by and among Take-Two Interactive Software, Inc., a Delaware corporation (“Parent”), Zebra MS I, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub 1”), Zebra MS II, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Zynga Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, the Company and the Merger Subs entered into that certain Agreement and Plan of Merger, dated as of January 9, 2022 (the “Merger Agreement”); and

WHEREAS, Parent, the Company and the Merger Subs wish to amend the Merger Agreement pursuant to Section 9.3 of the Merger Agreement in the manner set forth herein.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub 1, Merger Sub 2 and the Company have each approved and declared advisable this Amendment;

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Amendments.

(a)Schedule 8.1(d) of the Merger Agreement is hereby amended and restated in its entirety in the form attached as Exhibit A hereto.

2.Capitalized Terms.  Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

3.Effect of Amendment.  Except as expressly amended and/or superseded by this Amendment, the Merger Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent, except as expressly set forth herein. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement. This Amendment and the Merger Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. If and to the extent there are any inconsistencies between the Merger Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Merger Agreement to the Merger Agreement shall be deemed to mean the Merger Agreement as amended by this Amendment. On and after the date of this Amendment, each reference to the Merger Agreement, “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, provided that references in the Merger Agreement to “the date hereof” or “the date of this Agreement” or words of like import shall continue to refer to the date of January 9, 2022.

4.Counterparts.  This Amendment may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

5.Sections of the Merger Agreement.  Section 10.3 (Successors and Assigns), Section 10.4 (Governing Law; Jurisdiction; Specific Performance), Section 10.6 (Severability; Construction; Certain Interpretations) and Section 10.8 (Entire Agreement) of the Merger Agreement are each hereby incorporated by reference mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Matt Breitman
Name: Matt Breitman
Title: SVP & GC Americas

ZEBRA MS I, INC.

By:	/s/ Matt Breitman
Name: Matt Breitman
Title: Vice President

ZEBRA MS II, INC.

By:	/s/ Matt Breitman
Name: Matt Breitman
Title: Vice President

ZYNGA INC.

By:	/s/ Frank Gibeau
Name: Frank Gibeau
Title: Chief Executive Officer